Exhibit 99.1

Build-A-Bear Workshop, Inc. Names Virginia Kent to Its Board of Directors

ST. LOUIS--(BUSINESS WIRE)--November 19, 2010--Build-A-Bear Workshop, Inc. (NYSE: BBW), the interactive retailer of customized stuffed animals, announced today that Virginia H. (Ginger) Kent has been appointed to the Company’s board of directors, effective immediately.

Kent, 56, will serve on the board’s Audit Committee and Compensation Committee. With Kent’s appointment, the Build-A-Bear Workshop® board will have eight members, seven of whom, including Kent, are deemed independent by the Board under New York Stock Exchange rules and other applicable regulations.

Ms. Kent was formerly the President and Chief Executive Officer of Reflect.com from 1999 to 2002. Prior to that she served in a variety of positions at Hasbro Corporation, most recently as President of the $1 billion U.S. Toy Group. She currently serves as an independent consultant. She began her career at Procter & Gamble and then joined Kenner toys which was eventually acquired by Hasbro.

Since 1999, Ms Kent has served as a member of the Timberland Company Board of Directors She serves as a member of the Audit, Governance and Nominating, and Corporate Social Responsibility Committees. She formerly chaired the Management and Development and Compensation Committee (2001-2004) and the Governance and Nominating Committee (2005-2008).

“We are very fortunate to have Ginger join our Board. She brings enormous expertise in the successful development of global toy brands at both Hasbro and Kenner Toys as well as experience in creating a leading online brand at Reflect.com. She is an active and engaged member of the Timberland Company board and she will add greatly to our knowledge and experience base,” said Maxine Clark, founder, chairman and chief executive bear.

Ginger has her MBA degree from the University of Michigan, Ann Arbor, Michigan and her undergraduate degree from Wellesley College, Wellesley, Massachusetts where she graduated with a double major in mathematics and economics.

About Build-A-Bear Workshop, Inc.

Build-A-Bear Workshop, Inc. is the only global company that offers an interactive make-your-own stuffed animal retail-entertainment experience. The company currently operates more than 400 Build-A-Bear Workshop stores worldwide, including company-owned stores in the U.S., Puerto Rico, Canada, the United Kingdom, Ireland and France, and franchise stores in Europe, Asia, Australia, Africa, the Middle East, and Mexico. Founded in St. Louis in 1997, Build-A-Bear Workshop is the leader in interactive retail. Brands include make-your-own Major League Baseball® mascot in-stadium locations, and Build-A-Dino® stores. Build-A-Bear Workshop extends its in-store interactive experience online with its award winning virtual world Web site at buildabearville.com®. The company was named to the 2009 and 2010 FORTUNE 100 Best Companies to Work For® lists. Build-A-Bear Workshop (NYSE: BBW) posted total revenue of $394.4 million in fiscal 2009. For more information, call 888.560.BEAR (2327) or visit the company's award-winning Web site at buildabear.com®.

CONTACT:
For Build-A-Bear Workshop, Inc.
IR
Allison Malkin, 203-682-8225 / 203-247-5497 (cell)
Allison.Malkin@icrinc.com
or
PR
Shannon Lammert, 314-423-8000 ext. 5379 / 314-556-8841 (cell)
Shannonl@buildabear.com